LETTER FROM THE FOUNDER

March 1, 2017

With the support of our shareholders, Algodon Group (OTCQB: VINO) has created an emerging luxury brand featuring a number of exciting projects under the Algodon® umbrella. Have you visited the vineyards and winery of Algodon Wine Estates in the heart of Argentina’s wine country in San Rafael, Mendoza? Our property there includes 325 acres (131 hectares) of vines dating back to 1946, as well as a 2,050 acre (830 hectare) luxury real estate development with over 400 estate lots (ranging from .5 to 7 acres). That bucolic spot features the Algodon Wines & Wellness Resort, a developing premier wine, wellness, culinary, and sport resort that includes golf and tennis facilities. Have you tasted (or bought) some of our Algodon Fine Wines, several of which have received numerous international accolades? Have you tried Algodon’s award-winning olive oil sourced directly from the estate? Have you been able to spend a few nights at the beautiful Algodon Mansion, our all-suite boutique hotel located in the fashionable heart of Buenos Aires’ luxury residential and embassy district?

Clearly, Algodon Wines & Luxury Development Group, Inc. is growing up, but we know we have a long way to go. And we think we are in a good place to do so.

Along with much of the investment community, we believe Argentina is finally emerging from its long economic slump and is already on a path toward significant growth. The election in 2016 of Argentina’s new president, Mauricio Macri, seemed to presage a new economic era in Argentina, and caused many to take a fresh, new look at all that Argentina has to offer. From the earliest days of his presidency, the global financial press has widely reported an abundance of positive news regarding Argentina’s economic forecast and investment potential, highlighting Argentina as one of the best places to invest in 2016 and beyond. We at Algodon have been focusing on Argentina for about ten years, and it’s clear that we are no longer alone in our thinking. In January 2017, for example, Morgan Stanley forecast that Argentina’s stock market could “rocket” (their word, not mine) as much as 258% in five years.

The challenge we now face is this: while we have acquired and developed significant real estate assets and are starting to see the fruits of our hard work, we have begun to think and plan bigger than we have in the past. We are very happy with our substantial real estate holdings as last year was a huge positive for real estate values in Argentina. We are also pleased that our wines are just now beginning to sell in the U.S., and so on. But as a public company, we are now thinking bigger, with a focus on further expanding our customer base as we seek to become the Louis Vuitton Moët Hennessy (LVMH) of South America. With our new perspective, we now find ourselves with the ability to “scale” on a significant and global basis as it relates to significant long term business expansion, revenues and ultimately our market capitalization. So as a public company, we now have two important and specific goals. First, we want to elevate our company’s shares from the OTC marketplace and successfully uplist to a national exchange such as the NYSE MKT or the NASDAQ, in order to help unlock the value we have achieved to date and to develop greater liquidity for our shareholders. Our second goal is to demonstrate to the investment community how we will leverage our brand in order to achieve significant economic scale far beyond our earlier thinking. We have been hard at work focused on these goals. The opportunity now exists, and we must position ourselves to take full advantage of the timing.

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We believe Buenos Aires is in the very early stages of igniting a renewed emphasis on its moniker “the Paris of South America.” Argentina was once one of the wealthiest countries in the world, and Buenos Aires enjoyed a reputation as one of the globe’s most elegant hotspots. Before Peronism, Buenos Aires had a place among the top fashion capitals of the world, alongside Paris, Milan, London, Tokyo, and New York. But Argentina’s capital city lost its foothold on that list many years ago due to bad politics, protectionist trade measures, and limits on imports and exports. Last year, President Macri’s administration reversed many of these business-unfriendly policies, and now trade is coming back, tourism levels are at an all-time high and growing, and significant import and export restrictions have been lifted. We believe there is now substantial opportunity in Argentina’s luxury goods market, and that there will be a renewed global interest in Argentinian luxury goods, specifically those from Buenos Aires.

As discussed below, if we are to achieve scale, our thinking is to shift well beyond our branded wines and hospitality sectors. And to do that, we have launched two new initiatives: the creation of “Algodon – Buenos Aires” branded products and providing access to other luxury Argentinian products via a new global e-commerce platform. We believe the potential for economic scale which these initiatives present can be significant.

We have identified and begun working on a number of programs and initiatives which we believe will lead to better financial results derived from increased revenues while also leveraging our brand to achieve a new level of scale.

Here is where it gets exciting:

1.	U.S. wine sales: Algodon Fine Wines will soon be available for sale online at Sherry-Lehmann.com (which ships to 39 states), and at Sherry-Lehmann’s iconic retail store in New York City. To help get the word out in the NY metro area, Time Warner Cable (“Spectrum”) Television’s local program “A Taste of New York” featured a 5 minute segment featuring Algodon Fine Wines, which was aired weekly for four weeks (a total of 20 minutes of air time). A Taste of New York has a potential local audience of 3.5 million weekly. Sherry-Lehmann also recently announced that they will soon enter the California market with a retail store slated to open in early 2017 in the greater Los Angeles area, where we hope to also be represented. Our importer’s goal is to have our wines in the major wine-drinking markets in the U.S. including CA, TX, IL and others. The potential for scale here is significant.

2.	Algodon Group will leverage Sotheby’s International Realty brand and network with more than 18,000 sales associates located in 825 offices in 61 countries and territories worldwide, while utilizing the local expertise of Sotheby’s International Realty recent local partnership to form Ginevra Sotheby’s International Realty, a leading luxury real estate firm in Buenos Aires and the rest of the country. Through Ginevra Sotheby’s International Realty’s website (ginevrasir.com), Algodon Wine Estates listings will be marketed on sothebysrealty.com to a global clientele.

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3.	Algodon Group’s internal sales team is creating a hardline marketing campaign focusing on Google Ads to generate additional real estate interest and leads.

4.	We anticipate that we will soon be authorized to issue deeds for lots already sold (several of which have homes built on them already) at Algodon Wine Estates. This will finally enable us to recognize the income from these sales on our financial statements, as well as from future sales on these deeded lots.

5.	We own Algodon Wine Estates outright – no leverage, so potential buyers can turn to us for any needed financing, rather than from a bank or a mortgage company. By offering “owner financing” options, we have created a new “interest income” revenue stream which can become substantial over time, and also makes purchasing at Algodon Wine Estates easier and a more attractive opportunity for potential buyers.

6.	As the number of sold lots at Algodon Wine Estates increases, the amount of monthly maintenance fees that we receive continues to grow, and these revenues help offset the expenses we incur in continuing to build out the infrastructure of this large property.

7.	If the Company is successful in an uplisting to NASDAQ or the NYSE MKT, we believe we will be positioned to utilize the Company’s stock as “currency” in a sort of “roll-up strategy” to acquire other companies that fall squarely within or complement the Company’s existing and planned lines of business. For example, we might seek to acquire businesses that offer luxury products and experiential hospitality experiences the quality of which is consistent with the Algodon brand.

Here is where it gets more exciting:

8.	Leveraging the Algodon brand, and building on the renewed global interest in all kinds of products from Argentina, we are now developing a new luxury product category to include perfumes and colognes to be marketed as luxury items from Buenos Aires. Our first product will be a perfume called Oro Blanco (“White Gold”) by Algodon - Buenos Aires, and more products are in development. We see the potential for scale here as Buenos Aires reasserts its position as the “Paris of South America” and as one of the fashion capital cities of the world, as it was in Argentina’s glory days.

Here is a potential game-changer:

9.	We have begun developing a U.S.-based e-commerce portal and flash sale website, dubbed “Project ARLUX,” which will offer the very best of Argentina: high end products and brands that reflect the quality and craftsmanship of a bygone era but which still flourishes in Argentina. From leather goods such as shoes, boots, jackets and wallets, to cutlery, to high-end fashion, jewelry and other accessories and precious metal goods, to fragrances, to wine & spirits, the opportunity we see is broad and deep. We believe the potential for scale here is particularly significant as Argentina is poised to make a noteworthy re-entry to international trade. Currently, one of the few ways to buy Argentina goods is to travel there and buy local. We want to change that, and in a favorable economic and political climate, we seek to be in the forefront of opening Argentina’s luxury market to the millions of potential customers around the globe interested in luxury items and experiences from Argentina. And of course, Algodon’s branded products – the wine resort, the boutique hotel, the premium wines, and more, will be well represented on this e-commerce platform.

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As we focus our business efforts on these undertakings, we also seek to uplist our stock to a national exchange, and to do that we seek to boost our shareholder equity, which is one of the important criteria for uplisting. In combination, we hope we will be positioned to achieve our primary current goals, trade on a national exchange and dramatically scale our product offerings as we grow our customer base and increase our revenues.

We would like to thank our shareholders for their continued support, which has enabled Algodon to become an emerging brand known for luxury and prestige. From our premium wines, luxury accommodations and real estate development projects, we believe Algodon has earned its place as a reputable and emerging member of the global luxury community. We are more enthusiastic than ever, and though still a small company, our reputation is growing, and we believe there are significant opportunities ahead.

Thank you,

Scott L. Mathis

Founder and CEO

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Important Disclosures

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this Shareholder Letter of Algodon Wines & Luxury Development Group, Inc. (the “Company”) includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about the Company’s pursuit of strategic partnerships, planned capital expenditures, future cash flows, anticipated product offerings, sales objectives, financial position, outlook for opportunities in the Argentinian wine futures markets, expectations regarding capital raises and listing on the NYSE MKT, business strategy and other plans and objectives for future operations. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

●	Our capital requirements and the uncertainty of being able to obtain additional funding on terms acceptable to us;
●	The volatile and unstable nature of the Argentinian economy and the resulting impact on our products;
●	The frequent and occasionally extensive intervention by the Argentinian government in its economy, including price controls, foreign currency restrictions, and efforts to nationalize businesses;
●	The effect of further sales or issuances of our common stock and the lack of public trading market for our common stock, of which there can be no assurance that a trading market will ever develop or be sufficiently liquid for an investor to sell his or her shares;
●	The potential impact of complex and comprehensive statutory and regulatory requirements in the securities and futures markets;
●	Construction delays and cost over runs resulting in a delay of our ability to complete and sell our real estate properties;
●	Our history of significant losses and working capital deficits; and
●	Our ability to retain key members of our senior management and key technical employees.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included in our annual report on Form 10-K for the fiscal year ended December 31, 2015. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and our annual report. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Not an Offer of Securities

This Shareholder Letter is for informational purposes only and does not constitute or form part of, and should not be construed as, an offer or invitation to sell any securities. This Shareholder Letter is not intended to form the basis of any investment decision.

Third-Party Website Links

This Shareholder Letter may contain links to third party websites. These links are provided solely as a convenience to you and not as an endorsement by the Company of the contents on such third-party websites. The Company is not responsible for the content of linked third-party sites and does not make any representations regarding the content or accuracy of materials on such third-party websites.

SEC Reports

The Company files annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings provide important information about the Company and our financial results. We urge you to review these documents which are available to the public from the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?company=Algodon+Wines&owner=exclude&action=getcompany.

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